                                  EXHIBIT 99.1
                            Explanation of Responses
                            ------------------------
Name:         CAGP General Partner, L.P.

Address:      C/O THE CARLYLE GROUP
              1001 PENNSYLVANIA AVENUE, N.W., STE. 220 S

Issuer and Ticker Symbol:  CHINA RECYCLING ENERGY CORPORATION (CREG)

Date of Event Requiring Statement: 04/29/2008

Explanation of Responses:

     The securities being reported in this Statement were acquired by the
Reporting Persons pursuant to a Stock and Notes Purchase Agreement ("Purchase
Agreement"), dated November 16, 2007, by and among China Recycling Energy
Corporation (the "Company") and its wholly-owned direct and indirect subsidiaries, on the one hand, and Carlyle Asia Growth Partners III, L.P. ("Asia
Growth") and CAGP III Co-Investment, L.P. ("Co-Investment," and together with
Asia Growth, the "Investors"), on the other, as amended pursuant to an Amendment to the Stock and Notes Purchase Agreement (the "Amendment"), dated April 29,
2008, by and among the Investors and the Company. Under the terms of the
Purchase Agreement, on November 16, 2007 the Company sold to the Investors a 10%
Secured Convertible Promissory Note in the principal amount of $5,000,000 (the
"First Note").

     The 7,785,415 shares of Common Stock listed above were acquired by Asia
Growth as a result of its conversion of its entire interest in the First Note.
Pursuant to the terms of the First Note, on April 29, 2008, the Investors converted all of the principal amount under the First Note (and waived any accrued interest thereon) into 4,065,040 shares of Common Stock at the conversion price of $1.23 per share, which shares were then allocated 95.741% to
Asia Growth as provided by the First Note.

     The 346,331 shares of Common Stock listed above were acquired by
Co-Investment as a result of its conversion of all of the principal amount under the First Note (and waiver of any accrued interest thereon) into 4,065,040 shares of Common Stock at the conversion price of $1.23 per share, which shares were then allocated 4.259% to Co-Investment as provided by the First Note.

     On April 29, 2008, pursuant to the second closing under the Purchase
Agreement (as modified by the Amendment), the Company issued to the Investors a
5% secured convertible promissory note in the principal amount of $5,000,000
(the "Amended Second Note"). The Amended Second Note is convertible into Common
Stock at a conversion price that is tied to the after-tax net profits of the
Company for the fiscal year ending December 31, 2009. The conversion price for the Amended Second Note is also subject to adjustment for certain dilutive issuances of Common Stock or securities exercisable or convertible into Common
Stock. The Amended Second Note bears interest at 5% per annum and will mature on
April 29, 2011. The principal face amount under the Amended Second Note, together with any interest thereon, convert, at the option of the Investors at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Issuer for the fiscal year ending
December 31, 2009 are available on a date prior to March 30, 2010) and prior to the later of April 29, 2011 or the date on which all amounts due under the
Amended Second Note are paid in full. As provided in the Purchase Agreement and pursuant to the terms of the Amended Second Note, all of the shares of Common
Stock issuable by the Company as a result of the conversion of any amounts due under the Amended Second Note shall be allocable among the Investors 95.741% to
Asia Growth, and 4.259% to Co-Investment. The Amended Second Note has been described in the Amendment No.1 to the Schedule 13D filed by the Reporting
Persons with the United States Securities and Exchange Commission on April 30,
2008 ("Amended Schedule 13D").

     The Investors have an option to purchase from the Company a 5% secured convertible promissory note in the principal amount of $10,000,000 ("Option
Note"), which option is exercisable by the Investors at any time within nine (9)
months following April 29, 2008. Should the Investors exercise their option to purchase the Option Note, the Option Note will have terms that are substantially similar to the Amended Second Note, including interest rate, maturity date, conversion rights, conversion price, and adjustment events and mechanisms. If issued, the principal face amount under the Option Note, together with any interest thereon, are convertible, into Common Stock at the election of the
Investors at any time on or after March 30, 2010 (or such earlier date if the audited consolidated financial statements of the Issuer for the fiscal year ending December 31, 2009 are available on a date prior to March 30, 2010) and prior to the later of April 29, 2011 or the date on which all amounts due under the Option Note are paid in full. If and when the Investors elect to exercise their option to purchase the Option Note, as provided in the Purchase Agreement and pursuant to the terms of the Option Note, all of the shares of Common Stock issuable by the Company as a result of the conversion of any amounts due under the Option Note shall be allocable among the Investors 95.741% to Asia Growth, and 4.259% to Co-Investment. The Option Note has been described in the Amended
Schedule 13D.

     Asia Growth and Co-Investment are the record owners of 7,785,415 and
346,331 shares of Common Stock, respectively. CAGP General Partner, L.P. is the general partner of both Asia Growth and Co-Investment. CAGP General Partner,
L.P. may, by virtue of it being the general partner of Asia Growth and
Co-Investment, be deemed to have an indirect pecuniary interest in the securities held by Asia Growth and Co-Investment. CAGP General Partner, L.P.
disclaims beneficial ownership of such securities and this Statement shall not be deemed an admission that CAGP General Partner, L.P. is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of
1934, as amended, or for any other purpose except to the extent of its pecuniary interest therein. The sole general partner of CAGP General Partner, L.P. is CAGP
Ltd., a limited company that is wholly owned by TC Group Cayman, L.P. The sole general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. Carlyle
Offshore Partners II, Ltd. is the sole general partner of TCG Holdings Cayman,
L.P. Each of CAGP Ltd., TC Group Cayman, L.P., TCG Holdings Cayman, L.P., and
Carlyle Offshore Partners II, Ltd. may, by virtue of being the owner or general partner, as the case may be, of CAGP General Partner, L.P., CAGP Ltd., TC Group
Cayman, L.P., and TCG Holdings Cayman, respectively, be deemed to have an indirect pecuniary interest in the securities held by Asia Growth and
Co-Investment. CAGP Ltd., TC Group Cayman, L.P., TCG Holdings Cayman, L.P., and
Carlyle Offshore Partners II, Ltd. each disclaims beneficial ownership of such securities and this Statement shall not be deemed an admission that any such entity is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose except to the extent of their pecuniary interest therein. William E. Conway, Jr.,
Daniel A. D'Aniello, David M. Rubenstein, Allan M. Holt, Jeffrey W. Ferguson and
Bruce E. Rosenblum, as the directors of Carlyle Offshore Partners II, Ltd., may be deemed have an indirect pecuniary interest in the securities held by Asia
Growth and Co-Investment. Such persons disclaim such beneficial ownership of such securities and this Statement shall not be deemed an admission that any such person is the beneficial owner of such securities for purposes of Section
16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.